Exhibit 10.3

QUANTUM CORPORATION

RESTRICTED STOCK UNIT AGREEMENT

FOR NON-U.S. EMPLOYEES

     Quantum Corporation (the “Company”) hereby grants you, [NAME OF EMPLOYEE (the “Employee”), the number of Restricted Stock Units under the Company's 2012 Long-Term Incentive Plan (the “Plan”) indicated below. Capitalized terms used and not defined herein will have the meaning set forth in the Plan. Subject to the provisions of Appendix A, any special terms and provisions for your country set forth in Appendix B and of the Plan, the principal features of this award are as follows:

Number of Restricted Stock Units:	[NUMBER]

Scheduled Vesting Dates:		Number of Units:
[DATE]		[NUMBER]
[DATE]		[NUMBER]
[DATE]		[NUMBER]
[DATE]		[NUMBER]

IMPORTANT:

By electronically accepting this award, you agree that this award is subject to all of the terms and conditions contained in Appendix A, Appendix B and the Plan. For example, important additional information on vesting and forfeiture of the Restricted Stock Units covered by this grant is contained in paragraphs 3 through 5 of Appendix A. Also, your acceptance of this award means that you agree that the Company may use and transfer your personal information as described in paragraph 15 of Appendix A. PLEASE BE SURE TO READ ALL OF APPENDIX A AND ANY PROVISIONS FOR YOUR COUNTRY SET FORTH IN APPENDIX B TO THIS RESTRICTED STOCK UNIT AGREEMENT FOR NON-U.S. EMPLOYEES (THE “AGREEMENT”), WHICH, TOGETHER, CONTAIN THE SPECIFIC TERMS AND CONDITIONS OF THIS GRANT.

In addition, by accepting this award, you agree to the following: “This electronic contract contains my electronic signature, which I have executed with the intent to sign this Agreement.” Please be sure to retain a copy of your electronically signed Agreement; you may obtain a paper copy at any time and at the Company’s expense by requesting one from the Company’s Stock Administration Department (see paragraph 13 below).

APPENDIX A - TERMS AND CONDITIONS OF RESTRICTED STOCK UNIT GRANT

FOR NON-U.S. EMPLOYEES

     1. Grant. The Company hereby grants to the Employee under the Plan the number of Restricted Stock Units indicated on the first page of this Agreement, subject to the terms and conditions set forth in the Agreement, this Appendix A, any special terms and conditions for the Employee’s country set forth in Appendix B and the Plan. When Shares are paid to the Employee in payment for the Restricted Stock Units, par value will be deemed paid by the Employee for each Restricted Stock Unit by past services rendered by the Employee and will be subject to the appropriate tax withholdings.

     2. Company’s Obligation to Pay. On any date, a Restricted Stock Unit has a value equal to the Fair Market Value of one Share. Unless and until the Restricted Stock Units have vested in accordance with the Vesting Schedule set forth on the first page of this Agreement, the Employee will have no right to payment of the Restricted Stock Units. Prior to actual payment of any vested Restricted Stock Units, Restricted Stock Units represent an unsecured obligation of the Company, payable (if at all) only from the general assets of the Company.

     3. Vesting Schedule. Except as provided in paragraph 4, and subject to paragraph 5, the Restricted Stock Units subject to this grant will vest as to the number of Restricted Stock Units, and on the dates shown, on the first page of this Agreement, but in each case, only if the Employee’s status as a Service Provider has not been interrupted.

     4. Administrator Discretion. The Administrator, in its discretion, may accelerate the vesting of all or a portion of the Restricted Stock Units at any time, subject to the terms of the Plan. If so accelerated, such Restricted Stock Units will be considered as having been earned (vested) as of the date specified by the Administrator. Notwithstanding anything in the Plan or this Agreement to the contrary, if the vesting of the balance, or some lesser portion of the balance, of the Restricted Stock Units is accelerated in connection with the interruption of the Employee’s status as a Service Provider (provided that such interruption is a “separation from service” within the meaning of Section 409A), as determined by the Company), other than due to death, and if (x) the Employee is a “specified employee” within the meaning of Section 409A at the time of such interruption and (y) the payment of such accelerated Restricted Stock Units will result in the imposition of additional tax under Section 409A if paid to the Employee on or within the six (6) month period following Employee’s “separation from service” (within the meaning of Section 409A), then the payment of such accelerated Restricted Stock Units will not be made until the date six (6) months and one (1) day following the date of such separation, unless the Employee dies during such six (6) month period, in which case, the Restricted Stock Units will be paid to the Employee’s estate as soon as practicable following his or her death, subject to paragraph 8. It is the intent of this Agreement to comply with the requirements of Section 409A so that none of the Restricted Stock Units provided under this Agreement or Shares issuable thereunder will be subject to the additional tax imposed under Section 409A, and any ambiguities herein will be interpreted to so comply. The Company and the Employee will cooperate diligently to amend the terms of this Agreement to avoid the imposition of any taxes or penalties under Section 409A. Notwithstanding the foregoing, under no circumstances will the Company be responsible for any taxes, penalties, interest or other losses or expenses incurred by the Employee due under Section 409A or any other law or regulation. For purposes of this Agreement, “Section 409A” means Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), and any proposed, temporary or final Treasury Regulations and Internal Revenue Service guidance thereunder, as each may be amended from time to time.

     5. Forfeiture. Notwithstanding any contrary provision of this Agreement, the balance of the Restricted Stock Units that have not vested pursuant to paragraphs 3 or 4 will be forfeited and cancelled automatically on the first to occur of (a) the date the Employee’s status as a Service Provider is interrupted or (b) the Termination Date set forth on the first page of this Agreement.

     6. Payment after Vesting. Subject to paragraph 4, Restricted Stock Units that vest will be paid to the Employee (or in the event of the Employee’s death, to his or her estate) in Shares (which may be in electronic form) as soon as practicable following the date of vesting, but in each such case no later than the date that is two-and-one-half months from the end of the Company’s tax year that includes the vesting date. Notwithstanding the foregoing, and if permitted by the Administrator, the Employee may elect to defer the payout of vested Restricted Stock Units by properly completing and submitting a Restricted Stock Unit Deferral Election to the Company in accordance with the directions on the Election form and such rules and procedures as shall be determined by the Administrator in its sole discretion, which rules and procedures shall comply with the requirements of Section 409A, unless otherwise expressly determined by the Administrator.

     7. Death of the Employee. Any distribution or delivery to be made to the Employee under this Agreement will, if the Employee is then deceased, be made to the administrator or executor of the Employee’s estate. Any such transferee must furnish the Company with (a) written notice of his or her status as transferee, and (b) evidence satisfactory to the Company to establish the validity of the transfer and compliance with any laws or regulations pertaining to said transfer.

     8. Withholding of Taxes. Regardless of any action the Company or the Employee’s employer (the “Employer”) takes with respect to any or all income tax, social insurance, payroll tax, payment on account or other tax-related items related to the Employee’s participation in the Plan and legally applicable to the Employee (“Tax-Related Items”), the Employee acknowledges that the ultimate liability for all Tax-Related Items is and remains his or her responsibility and may exceed the amount to be withheld by the Company or the Employer. The Employee further acknowledges that the Company and/or the Employer (1) make no representations or undertakings regarding the treatment of any Tax-Related Items in connection with any aspect of the Restricted Stock Units, including, but not limited to, the grant, vesting or settlement of the Restricted Stock Units, the issuance of Shares upon settlement of the Restricted Stock Units, the subsequent sale of Shares acquired pursuant to such issuance and the receipt of any dividends; and (2) do not commit to structure the terms of the grant or any aspect of the Restricted Stock Units to reduce or eliminate the Employee’s liability for Tax-Related Items or achieve any particular tax result. Further, if the Employee has become subject to tax in more than one jurisdiction between the date of grant and the date of any relevant taxable event, the Employee acknowledges that the Company and/or the Employer (or former employer, as applicable) may be required to withhold or account for Tax-Related Items in more than one jurisdiction.

     If any tax withholding is required when Shares are issued as payment for vested Restricted Stock Units or, in the discretion of the Company, at such earlier time as the Tax Obligations (defined below) are due, the Company (or, the employing Subsidiary), will withhold a portion of the Shares that has an aggregate market value sufficient to pay all taxes and social insurance liability and other requirements in connection with the Shares, including, without limitation, (a) all federal, state and local income, employment and any other applicable taxes that are required to be withheld by the Company or the employing Subsidiary, (b) the Employee’s and, to the extent required by the Company (or the employing Subsidiary), the Company’s (or the employing Subsidiary’s) fringe benefit tax liability, if any, associated with the grant, vesting, or sale of the Restricted Stock Units awarded and the Shares issued thereunder, and (c) all other taxes or social insurance liabilities with respect to which the Employee has agreed to bear responsibility (collectively, the “Tax Obligations”). The number of Shares withheld pursuant to the prior sentence will be rounded up to the nearest whole Share, with no refund provided in the U.S. for any value of the Shares withheld in excess of the Tax Obligations as a result of such rounding. Notwithstanding the foregoing, the Company, in its sole discretion, may require the Employee to make alternate arrangements satisfactory to the Company for such Tax Obligations in advance of the arising of any Tax Obligations.

     Notwithstanding any contrary provision of this Agreement, no Shares will be issued unless and until satisfactory arrangements (as determined by the Company) have been made by the Employee with respect to the payment of any Tax Obligations that the Company determines must be withheld or collected with respect to such Shares. In addition and to the maximum extent permitted by law, the Company (or the employing Subsidiary) has the right to retain without notice from any fees, salary or other amounts payable to the Employee, cash having a sufficient value to satisfy any Tax Obligations that the Company determines cannot be satisfied through the withholding of otherwise deliverable Shares or that are due prior to the issuance of Shares under the Restricted Stock Units award. All Tax Obligations related to the Restricted Stock Units award and any Shares delivered in payment thereof are the sole responsibility of the Employee.

     9. Rights as Stockholder. Neither the Employee nor any person claiming under or through the Employee will have any of the rights or privileges of a stockholder of the Company in respect of any Shares deliverable hereunder unless and until certificates representing such Shares have been issued, recorded on the records of the Company or its transfer agents or registrars, and delivered to the Employee. Except as provided in paragraph 12, after such issuance, recordation, and delivery, the Employee will have all the rights of a stockholder of the Company with respect to voting such Shares and receipt of dividends and distributions on such Shares.

     10. Nature of Grant. In accepting the grant, the Employee acknowledges that:

          (a) the Plan is established voluntarily by the Company, it is discretionary in nature and it may be modified, amended, suspended or terminated by the Company at any time;

          (b) the grant of the Restricted Stock Units is voluntary and occasional and does not create any contractual or other right to receive future grants of Restricted Stock Units, or benefits in lieu of Restricted Stock Units, even if Restricted Stock Units have been granted repeatedly in the past;

          (c) all decisions with respect to future Restricted Stock Units grants, if any, will be at the sole discretion of the Company;

          (d) the Employee’s participation in the Plan shall not create a right to further employment with the Employer and shall not interfere with the ability of the Employer to terminate the Employee’s employment relationship at any time;

          (e) the Employee is voluntarily participating in the Plan;

          (f) the Restricted Stock Units and the Shares subject to the Restricted Stock Units are an extraordinary item that does not constitute compensation of any kind for services of any kind rendered to the Company or the Employer, and which is outside the scope of the Employee’s employment contract, if any;

          (g) the Restricted Stock Units and the Shares subject to the Restricted Stock Units are not part of normal or expected compensation or salary for any purposes, including, but not limited to, calculating any severance, resignation, termination, redundancy, dismissal, end of service payments, bonuses, long-service awards, pension or retirement or welfare benefits or similar payments and in no event should be considered as compensation for, or relating in any way to, past services for the Company, the Employer or any Subsidiary or affiliate;

          (h) the Restricted Stock Unit grant and the Employee’s participation in the Plan will not be interpreted to form an employment contract or relationship with the Company or any Subsidiary or affiliate of the Company;

          (i) the future value of the underlying Shares is unknown and cannot be predicted with certainty;

          (j) in consideration of the grant of the Restricted Stock Units, no claim or entitlement to compensation or damages shall arise from forfeiture of the Restricted Stock Units resulting from termination of the Employee's status as a Service Provider (for any reason whatsoever and whether or not in breach of local labor laws) and the Employee irrevocably releases the Company and the Employer from any such claim that may arise; if, notwithstanding the foregoing, any such claim is found by a court of competent jurisdiction to have arisen, the Employee shall be deemed irrevocably to have waived his or her entitlement to pursue such claim;

          (k) in the event of termination of the Employee's status as a Service Provider (whether or not in breach of local labor laws), the Employee’s right to vest in the Restricted Stock Units under the Plan, if any, will terminate effective as of the date that the Employee is no longer actively employed and will not be extended by any notice period mandated under local law (e.g., active employment would not include a period of “garden leave” or similar period pursuant to local law); the Administrator shall have the exclusive discretion to determine when the Employee is no longer actively employed for purposes of the Restricted Stock Unit grant; and

          (l) neither the Company, the Employer nor any Subsidiary or affiliate shall be liable for any foreign exchange rate fluctuation between the Employee’s local currency and the United States Dollar that may affect the value of the Restricted Stock Units or of any amounts due to the Employee pursuant to the settlement of the Restricted Stock Units or the subsequent sale of any Shares acquired upon settlement

     11. No Advice Regarding Grant.

          (a) the Company is not providing any tax, legal or financial advice, nor is the Company making any recommendations regarding the Employee’s participation in the Plan, or the Employee’s acquisition or sale of the underlying Shares; and

          (b) the Employee is hereby advised to consult with his or her own personal tax, legal and financial advisors regarding his or her participation in the Plan before taking any action related to the Plan.

     12. Changes in Shares. In the event that as a result of a stock dividend, stock split, reclassification, recapitalization, combination of Shares or the adjustment in capital stock of the Company or otherwise, or as a result of a merger, consolidation, spin-off or other reorganization, the Restricted Stock Units will be increased, reduced or otherwise changed, and by virtue of any such change the Employee will in his capacity as owner of unvested Restricted Stock Units which have been awarded to him (the “Prior Units”) be entitled to new or additional or different restricted stock units, cash, or securities (other than rights or warrants to purchase securities), such new or additional or different restricted stock units, cash, or securities will thereupon be considered to be unvested Restricted Stock Units and will be subject to all of the conditions and restrictions which were applicable to the Prior Units pursuant to this Agreement and the Plan. If the Employee receives rights or warrants with respect to any Prior Units, such rights or warrants may be held or exercised by the Employee, provided that until such exercise any such rights or warrants and after such exercise any shares or other securities acquired by the exercise of such rights or warrants will be considered to be unvested Restricted Stock Units and will be subject to all of the conditions and restrictions which were applicable to the Prior Units pursuant to the Plan and this Agreement. The Administrator in its absolute discretion at any time may accelerate the vesting of all or any portion of such new or additional units, cash or securities, rights or warrants to purchase securities or shares or other securities acquired by the exercise of such rights or warrants.

     13. Address for Notices. Any notice to be given to the Company under the terms of this Agreement will be addressed to the Company, in care of the Company’s Stock Administration Department, at Quantum Corporation, 1650 Technology Drive, Suite 800, San Jose, CA 95110, or at such other address as the Company may hereafter designate in writing.

     14. Grant is Not Transferable. Except to the limited extent provided in paragraph 7 above, this grant and the rights and privileges conferred hereby will not be transferred, assigned, pledged or hypothecated in any way (whether by operation of law or otherwise) and will not be subject to sale under execution, attachment or similar process. Upon any attempt to transfer, assign, pledge, hypothecate or otherwise dispose of this grant, or any right or privilege conferred hereby, or upon any attempted sale under any execution, attachment or similar process, this grant and the rights and privileges conferred hereby immediately will become null and void.

     15. Data Privacy Notice. All of Employee’s information that is described or referenced in this Agreement and the Plan may be used by the Company and its Subsidiaries and affiliates to administer and manage Employee’s participation in the Plan. Employee understands that he or she may contact the Company’s international privacy officer if Employee needs to update or correct any of the information. The Company will transfer this information to, and store this information in one or several of its U.S. offices. In addition, if necessary to administer and manage Employee’s participation in the Plan, the Company may transfer to, or share this information with its Subsidiaries and affiliates and any third party agents acting on the Company’s behalf to provide services to Employee, or any other third parties or governmental agencies, as required or permitted by law or the Safe Harbor framework established by the U.S. Department of Commerce. In particular, without limitation, the Company has engaged eTrade and any entity controlled by, controlling, or under common control with eTrade (“eTrade’s affiliates”; and together with eTrade collectively “eTrade”) to provide brokerage services and to help administer the Company’s stock plans. eTrade is acting primarily as a data processing agent under the Company’s instructions and directions, but eTrade reserved the right to share Employee’s information with eTrade’s affiliates. Except as provided in this Section or as required or permitted by law or the Safe Harbor framework established by the U.S. Department of Commerce, the Company will not disclose Employee’s information outside the Company without Employee’s consent.

          Unless Employee notifies Company within 30 days of the grant of the Restricted Stock Units the Company may use and transfer Employee’s personal information as described in this paragraph 15, particularly as it concerns transfers to eTrade. Employee understands that participation in the Plan is entirely voluntary and that his or her denial of consent does not have any adverse effects other than exclusion from the Plan.

     16. Restrictions on Sale of Securities. The Shares issued as payment for vested Restricted Stock Units under this Agreement will be registered under U.S. federal securities laws and will be freely tradable upon receipt. However, an Employee’s subsequent sale of the Shares may be subject to any market blackout-period that may be imposed by the Company and must comply with the Company’s insider trading policies, and any other applicable securities laws.

     17. Binding Agreement. Subject to the limitation on the transferability of this grant contained herein, this Agreement will be binding upon and inure to the benefit of the heirs, legatees, legal representatives, successors, and assigns of the parties hereto.

     18. Additional Conditions to Issuance of Certificates for Shares. The Company shall not be required to issue any certificate or certificates (which may be in book entry form) for Shares payable under this Agreement prior to fulfillment of all of the following conditions: (a) the admission of such Shares to listing on all stock exchanges on which such class of stock is then listed; (b) the completion of any registration or other qualification of such Shares under any U.S. state or federal law or under the rulings or regulations of the Securities and Exchange Commission or any other governmental regulatory body, which the Administrator, in its sole discretion, will have determined to be necessary or advisable; (c) the obtaining of any approval or other clearance from any U.S. state or federal governmental agency, which the Administrator, in its sole discretion, will have determined to be necessary or advisable; and (d) the lapse of such reasonable period of time following the vesting date of the Restricted Stock Units, as the Administrator may establish from time to time, for reasons of administrative convenience.

     19. Electronic Delivery. The Company may, in its sole discretion, decide to deliver any documents related to this or future grants of Restricted Stock Units by electronic means or to request Employee’s consent to participate in the Plan by electronic means. Employee hereby consents to receive such documents by electronic delivery and, if requested, to accept this or future grants of Restricted Stock Units through an on-line or electronic system established and maintained by the Company or a third party designated by the Company.

     20. Plan Governs. This Agreement is subject to all terms and provisions of the Plan. In the event of a conflict between one or more provisions of this Agreement and one or more provisions of the Plan, the provisions of the Plan will govern.

     21. Administrator Authority. The Administrator will have the power to interpret the Plan and this Agreement and to adopt such rules for the administration, interpretation, and application of the Plan as are consistent therewith and to interpret or revoke any such rules (including, but not limited to, the determination of whether or not any Restricted Stock Units have vested). All actions taken and all interpretations and determinations made by the Administrator in good faith will be final and binding upon the Employee, the Company, and all other interested persons. No person acting as the Administrator will be personally liable for any action, determination, or interpretation made in good faith with respect to the Plan or this Agreement.

     22. Captions. Captions provided herein are for convenience only and are not to serve as a basis for interpretation or construction of this Agreement.

     23. Agreement Severable. In the event that any provision in this Agreement will be held invalid or unenforceable, such provision will be severable from, and such invalidity or unenforceability will not be construed to have any effect on, the remaining provisions of this Agreement.

     24. Modifications to the Agreement. This Agreement constitutes the entire understanding of the parties on the subjects covered. The Employee expressly warrants that he or she is not accepting this Agreement in reliance on any promises, representations, or inducements other than those contained herein. Modifications to this Agreement or the Plan can be made only in an express written agreement executed by a duly authorized officer of the Company. Notwithstanding anything to the contrary in the Plan or this Agreement, the Company reserves the right to revise this Agreement as it deems necessary or advisable, in its sole discretion and without the consent of the Employee, to comply with Section 409A or to otherwise avoid imposition of any additional tax or income recognition under Section 409A in connection with these Restricted Stock Units (including settlement or payment thereof).

     25. Language. If the Employee has received this Agreement or any other document related to the Plan translated into a language other than English and if the meaning of the translated version is different than the English version, the English version will control.

     26. Appendix. Notwithstanding any provisions in this Agreement, the Restricted Stock Unit grant shall be subject to any special terms and conditions set forth in any Appendix B to this Agreement for the Employee’s country. Moreover, if the Employee relocates to one of the countries included in the Appendix B, the special terms and conditions for such country will apply to the Employee, to the extent the Company determines that the application of such terms and conditions is necessary or advisable in order to comply with local law or facilitate the administration of the Plan. The Appendix B constitutes part of this Agreement.

     27. Imposition of Other Requirements. The Company reserves the right to impose other requirements on the Employee’s participation in the Plan, or the Restricted Stock Units and on any Shares acquired under the Plan, to the extent the Company determines it is necessary or advisable in order to comply with local law or facilitate the administration of the Plan, and to require the Employee to sign any additional agreements or undertakings that may be necessary to accomplish the foregoing.

     28. Amendment, Suspension or Termination of the Plan. By accepting this award, the Employee expressly warrants that he or she has received a right to an equity based award under the Plan, and has received, read, and understood a description of the Plan. The Employee understands that the Plan is discretionary in nature and may be modified, suspended, or terminated by the Company at any time.

     29. Notice of Governing Law. This award shall be governed by, and construed in accordance with, the laws of the State of California, without regard to principles of conflict of laws.

          For purposes of litigating any dispute that arises directly or indirectly from the relationship of the parties evidenced by this grant or the Agreement, the parties hereby submit to and consent to the exclusive jurisdiction of the State of California and agree that such litigation shall be conducted only in the courts of Santa Clara County, California, or the federal courts for the United States for the Northern District of California, and in no other courts, where this grant is made and/or to be performed.

     30. Waiver. The Employee acknowledges that a waiver by the Company of breach of any provision of this Agreement shall not operate or be construed as a waiver of any other provision of this Agreement, or of any subsequent breach by the Employee or any other grantee.

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APPENDIX B – COUNTRY- SPECIFIC TERMS AND CONDITIONS

This Appendix B includes additional terms and conditions that govern the Restricted Stock Units granted to the Employee if the Employee resides in one of the countries listed herein.

In addition, this Exhibit B may also include information regarding certain other issues of which the Employee should be aware with respect to his or her participation in the Plan. The information is based on the securities, exchange control, income tax and other laws in effect in the respective countries as of August 2012. Such laws are often complex and change frequently. As a result, the Company strongly recommends that the Employee not rely on the information noted herein as the only source of information relating to the consequences of the Employee’s participation in the Plan because the information may be out of date at the time the Employee vests in Restricted Stock Units or sells Shares acquired upon vesting of the Restricted Stock Units.

In addition, the information is general in nature and may not apply to the Employee’s particular situation, and the Company is not in a position to assure the Employee of any particular result. Accordingly, the Employee is advised to seek appropriate professional advice as to how the relevant laws in the Employee’s country may apply to his or her situation.

Finally, if the Employee is a citizen or resident of a country, or is considered resident of a country, other than the one in which the Employee is currently working or transfers employment after the Restricted Stock Units are granted but prior to vesting of the Restricted Stock Units, the information contained herein may not be applicable to the Employee. The Company shall in its discretion, determine to what extent the terms and conditions contained herein shall apply.

Capitalized terms used but not defined herein shall have the meanings ascribed to them in the Agreement or the Plan.

Australia

Australian Addendum. The award is granted pursuant to the Australian Addendum which is an addendum to the Plan. The Employee’s award is subject to the terms and conditions as stated in the Australian Addendum, Offer Document, the Plan and the Agreement. The Employee will receive a copy of each of these documents when an award is made to him or her.

Securities Law Information. If the Employee offers the Shares obtained under the Plan for sale to a person or entity resident in Australia, the offer may be subject to disclosure requirements under Australian law and the Employee should obtain legal advice regarding any applicable disclosure obligations prior to making any such offer.

Exchange Control Information. Exchange control reporting is required for cash transactions exceeding AUD10,000 and for international fund transfers. If an Australian bank is assisting with the transaction, the bank will file the report on behalf of the Employee.

Belgium

Tax Reporting. The Employee is required to report any security and bank accounts opened and maintained outside Belgium on the Employee’s annual tax return.

Brazil

Compliance with Law. By accepting the Restricted Stock Units, the Employee acknowledges that the Employee agrees to comply with applicable Brazilian laws and pay any and all applicable taxes associated with the vesting of the Restricted Stock Units and the sale of Shares acquired under the Plan.

Exchange Control Information. If the Employee is resident or domiciled in Brazil, the Employee is required to submit annually a declaration of assets and rights held outside of Brazil to the Central Bank of Brazil if the aggregate value of such assets and rights equals or exceeds US$100,000. Assets and rights that must be reported include Shares.

Canada

Payment after Vesting. Notwithstanding any discretion contained in Section 8(d) of the Plan, the grant of Restricted Stock Units does not provide any right for the Employee to receive a cash payment and the Restricted Stock Units are payable in Shares only.

Involuntary Termination of Service. The following provision supplements paragraph 5 of Appendix A:

In the event of involuntary termination of the Employee’s status as a Service Provider (whether or not in breach of local labor laws), the Employee’s right to continued vesting of the Restricted Stock Units, if any, will terminate effective as of (a) the date the Employee is no longer actively providing services to the Company or the Employer, or at the discretion of the Administrator, (b) the date the Employee receives notice of termination of service from the Employer, if earlier than (a), regardless of any notice period or period of pay in lieu of such notice required under local law (including, but not limited to statutory law, regulatory law and/or common law); the Administrator shall have the exclusive discretion to determine when the Employee is no longer actively employed for purposes of the Restricted Stock Units.

The following provisions apply if the Employee is a resident of Quebec:

Language Consent. The parties acknowledge that it is their express wish that the Agreement, as well as all documents, notices and legal proceedings entered into, given or instituted pursuant hereto or relating directly or indirectly hereto, be drawn up in English.

Les parties reconnaissent avoir exigé la rédaction en anglais de la convention, ainsi que de tous documents, avis et procédures judiciaires, exécutés, donnés ou intentés en vertu de, ou liés directement ou indirectement à, la présente convention.

Data Privacy. The following provision supplements paragraph 15 of Appendix A:

The Employee hereby authorizes the Company and the Company’s representatives to discuss and obtain all relevant information from all personnel, professional or non-professional, involved in the administration of the Plan. The Employee further authorizes the Company, the Employer and/or any Subsidiary or affiliate to record such information and to keep such information in the Employee’s employment file.

France

Language Consent. The parties acknowledge that it is their express wish that the Agreement, including Appendix A and B, as well as all documents, notices, and legal proceedings entered into, given or instituted pursuant hereto or relating directly or indirectly hereto, be drawn up in English.

Consentement relatif à la langue utilisée. Les Parties reconnaissent avoir souhaité expressement la rédaction en langue anglaise de cette convention, incluant Annexe A et B ainsi que de tous les documents, notices et documentation juridique fournis ou mis en oeuvre, directement ou indirectement, relativement à ou suite à la présente convention.

Tax Reporting. The Employee acknowledges and understands that the Employee may hold Shares obtained under the Plan outside of France provided that the Employee declares all foreign accounts, whether open, current, or closed, in the Employee’s income tax return.

Germany

Exchange Control Information. Cross-border payments in excess of €12,500 must be reported monthly to the State Central Bank. The Employee is responsible for satisfying the reporting obligation and should be able to obtain a copy of the form used for reporting from the German bank that the Employee uses to carry out the transfer.

India

Exchange Control Information. The Employee must repatriate the proceeds from the sale of Shares and any dividends received in relation to the Shares to India within 90 days of receipt. The Employee must maintain the foreign inward remittance certificate received from the bank where the foreign currency is deposited in the event that the Reserve Bank of India or the Employer requests proof of repatriation. The Employee acknowledges that this is her or her responsibility to comply with applicable exchange control laws in India.

Italy

Data Privacy Notice. The following provision replaces paragraph 15 of Appendix A in its entirety:

The Employee understands that the Employer, the Company and any Subsidiary may hold certain personal information about the Employee, including, but not limited to, the Employee’s name, home address and telephone number, date of birth, social insurance (to the extent permitted under Italian law) or other identification number, salary, nationality, job title, any shares or directorships held in the Company or any Subsidiary, details of all option granted, or any other entitlement to shares of Stock awarded, canceled, exercised, vested, unvested or outstanding in the Employee’s favor, for the exclusive purpose of implementing, managing and administering the Plan (“Data”).

The Employee also understand that providing the Company with Data is necessary for the performance of the Plan and that the Employee’s refusal to provide such Data would make it impossible for the Company to perform its contractual obligations and may affect the Employee’s ability to participate in the Plan. The Controller of personal data processing is Quantum Corporation, with registered offices at 1650 Technology Drive, Suite 800, San Jose, California 95110, U.S.A., and, pursuant to Legislative Decree no. 196/2003, its Representative in Italy for privacy purposes is Quantum Sàrl, with offices at Piazza San Babila 4/A, 20122 Milano, Italy.

The Employee understands that Data will not be publicized, but it may be transferred to banks, other financial institutions, or brokers involved in the management and administration of the Plan. The Employee understands that Data may also be transferred to the independent registered public accounting firm engaged by the Company. The Employee further understand that the Company and/or any Subsidiary will transfer Data among themselves as necessary for the purpose of implementing, administering and managing the Employee’s participation in the Plan, and that the Company and/or any Subsidiary may each further transfer Data to third parties assisting the Company in the implementation, administration, and management of the Plan, including any requisite transfer of Data to a broker or other third party with whom the Employee may elect to deposit any shares of Stock acquired at vesting of the Restricted Stock Units. Such recipients may receive, possess, use, retain, and transfer Data in electronic or other form, for the purposes of implementing, administering, and managing the Employee’s participation in the Plan. The Employee understands that these recipients may be located in or outside the European Economic Area, such as in the United States or elsewhere. Should the Company exercise its discretion in suspending all necessary legal obligations connected with the management and administration of the Plan, it will delete Data as soon as it has completed all the necessary legal obligations connected with the management and administration of the Plan.

The Employee understands that Data-processing related to the purposes specified above shall take place under automated or non-automated conditions, anonymously when possible, that comply with the purposes for which Data is collected and with confidentiality and security provisions, as set forth by applicable laws and regulations, with specific reference to Legislative Decree no. 196/2003.

The processing activity, including communication, the transfer of Data abroad, including outside of the European Economic Area, as herein specified and pursuant to applicable laws and regulations, does not require the Employee’s consent thereto, as the processing is necessary to performance of contractual obligations related to implementation, administration, and management of the Plan. The Employee understands that, pursuant to Section 7 of the Legislative Decree no. 196/2003, the Employee has the right to, including but not limited to, access, delete, update, correct, or terminate, for legitimate reason, the Data-processing.

Furthermore, the Employee is aware that Data will not be used for direct-marketing purposes. In addition, Data provided can be reviewed and questions or complaints can be addressed by contacting the Employee’s local human resources representative.

Exchange Control Information. The Employee is required to report the following on the Employee’s annual tax return: (i) any transfers of cash or Shares to or from Italy exceeding €10,000; (ii) any foreign investments or investments held outside of Italy at the end of the calendar year exceeding €10,000 if such investments (Restricted Stock Units, Shares) may result in taxable income in Italy; and (iii) the amount of the transfers to and from abroad that have had an impact on the Employee’s foreign investments or investments held outside of Italy during the calendar year. Under certain circumstances, the Employee may be exempt from the requirement in (i) above if the transfer or investment is made through an authorized broker resident in Italy.

Acknowledgment. By accepting the Restricted Stock Units, the Employee acknowledges that (1) the Employee has received a copy of the Plan, the Agreement, including Appendix A and Appendix B; (2) the Employee has reviewed those documents in their entirety and fully understands the contents thereof; and (3) the Employee accepts all provisions of the Plan, the Agreement, including Appendix A and Appendix B. The Employee further acknowledges that he or she has read and specifically and expressly approves, without limitation, the following sections of Appendix A: Section 8: Withholding of Taxes; Section 10: Nature of Grant; the Data Privacy Notice in this Appendix B above; Section 25: Language; and Section 29: Notice of Governing Law.

Japan

There are no country-specific terms and conditions.

Korea

Exchange Control Information. Exchange control laws require Korean residents who realize US$500,000 or more from the sale of Shares or receipt of dividends in a single transaction to repatriate the proceeds to Korea within eighteen months of the sale/receipt.

Mexico

Acknowledgement of the Agreement. In accepting the Restricted Stock Units granted hereunder, the Employee acknowledges that the Employee has received a copy of the Plan, has reviewed the Plan and the Agreement, including Appendix A and Appendix B, in their entirety and fully understands and accepts all provisions of the Plan and the Agreement, including Appendix A and Appendix B. The Employee further acknowledges that the Employee has read and specifically and expressly approves the terms and conditions of Section 10 of Appendix A, in which the following is clearly described and established:

(1)	The Employee’s participation in the Plan does not constitute an acquired right.

(2)	The Plan and the Employee’s participation in the Plan are offered by the Company on a wholly discretionary basis.

(3)	The Employee’s participation in the Plan is voluntary.

(4)	The Company or any Subsidiaries or affiliates of the Company are not responsible for any decrease in the value of the Restricted Stock Units or Shares issued under the Plan.

Labor Law Acknowledgement and Policy Statement. In accepting any Restricted Stock Units granted hereunder, the Employee expressly recognizes that the Company, with registered offices at 1650 Technology Drive, Suite 700, San Jose, California, 945110-1382, U.S.A., is solely responsible for the administration of the Plan and that the Employee’s participation in the Plan and acquisition of Shares do not constitute an employment relationship between the Employee and the Company since the Employee is participating in the Plan on a wholly commercial basis and the Employee is not employed by the Company. Based on the foregoing, the Employee expressly recognizes that the Plan and the benefits that the Employee may derive from participation in the Plan do not establish any rights between the Employee and the Employee’s employer; do not form part of the employment conditions and/or benefits provided by the Employee’s employer; and any modification of the Plan or its termination shall not constitute a change or impairment of the terms and conditions of the Employee’s employment.

The Employee further understands that the Employee’s participation in the Plan is as a result of a unilateral and discretionary decision of the Company; therefore, the Company reserves the absolute right to amend and/or discontinue the Employee’s participation in the Plan at any time without any liability to the Employee.

Finally, the Employee hereby declares that the Employee does not reserve any action or right to bring any claim against the Company for any compensation or damages regarding any provision of the Plan or the benefits derived under the Plan, and the Employee therefore grants a full and broad release to the Company and its Subsidiaries, affiliates, shareholders, officers, agents or legal representatives with respect to any claim that may arise.

Spanish Translation

Reconocimiento del acuerdo. Al aceptar las Unidades de Acciones Restringidas, el Trabajador reconoce que ha recibido una copia del Plan, que ha revisado el Plan y el Contrato, incluyendo el Anexo A y Anexo B en su integridad y acepta y reconoce los términos y condiciones del Plan y los Anexos A y B. El Empleado reconoce que ha leído y expresamente aprueba los términos y condiciones de la sección 10 del Anexo A en el que se establece claramente lo siguiente:

1) La participación del Empleado en el Plan no constituye un derecho adquirido.

2) El Plan y la participación en el Plan, se ofrecen por la Empresa en forma totalmente discrecional.

3) La participación del Empleado en el Plan es totalmente voluntaria.

4) La Empresa y cualquier subsidiaria o afiliada no son responsables por cualquier detrimento en el valor de las Unidades de Acciones Restringidas o Acciones emitidas en términos del Plan.

Legislación Laboral y Establecimiento de la Política: Al aceptar cualquier Unidad de Acciones Restringidas que sean emitidas, el Empleado expresamente reconoce que la Empresa, con domicilio registrado en 1650 Technology Drive, Suite 700, San Jose California, 945110-1382, EE.UU. es la única responsable de la administración del Plan y que la participación del Trabajador y la adquisición de acciones no constituye relación laboral alguna entre el Trabajador y la Empresa, en virtud de que el Trabajador está participando en el Plan en términos de una relación de carácter comercial y que el Empleado no tiene relación de trabajo alguna con la Empresa. Basado en lo anterior, el Trabajador expresamente reconoce que el Plan y los beneficios que podría obtener de su participación en el mismo, no establecen ningún derecho entre Usted y su Patrón, que no forman parte de las condiciones de trabajo y/o beneficios otorgados por su Patrón, y que cualquier modificación del Plan o la terminación del mismo no deberán constituir modificación u obstáculo alguno de los términos y condiciones bajo los cuales se rige su relación de trabajo.

El Trabajador reconoce que su participación en el Plan es resultado de una decisión discrecional y unilateral de parte de la Empresa; en tal virtud, la Empresa se reserva el derecho absoluto de modificar y/o cancelar la participación del Trabajador en el Plan en cualquier momento sin responsabilidad alguna hacia el Trabajador.

Finalmente, el Trabajador expresamente declara que no se reserva acción legal ni derecho alguno que hacer valer en contra de la Empresa por concepto de cualquier contraprestación por daños o perjuicios derivados de cualquier disposición contenida en el Plan o de los beneficios derivados del Plan, por lo que el Trabajador en este acto otorga el finiquito más amplio disponible en derecho, a favor de la Empresa, sus subsidiarias, afiliadas, accionistas, oficiales, agentes o representantes legales con respecto de cualquier reclamación.

Netherlands

Insider Trading Restrictions. The Employee should be aware of Dutch insider-trading rules, which may impact the ability to sell Shares acquired under the Plan. In particular, the Employee may be prohibited from effectuating certain transactions if the Employee has insider information regarding the Company.

By accepting any Restricted Stock Units granted hereunder and participating in the Plan, the Employee acknowledges having read and understood this Securities Law Information notice and further acknowledges that it is the Employee’s responsibility for complying with the following Dutch insider trading rules:

Under Article 5:56 of the Dutch Financial Supervision Act, anyone who has “inside information” related to the issuing company is prohibited from effectuating a transaction in securities in or from the Netherlands. “Inside information” is defined as knowledge of specific information concerning the issuing company to which the securities relate or the trade in securities issued by such company, which has not been made public and which, if published, would reasonably be expected to affect the share price, regardless of the development of the price. The insider could be any employee of a Subsidiary or affiliate in the Netherlands who has inside information as described herein.

Given the broad scope of the definition of inside information, certain employees of the Company or any Subsidiary or affiliate may have inside information and, thus, would be prohibited from effectuating a transaction in securities in the Netherlands at a time when in possession of such inside information.

Russia

Exchange Control Information. Exchange control laws require Employees resident in Russia who sell Shares or receive dividends on such Shares to repatriate the proceeds to Russia within a reasonably short time. Such proceeds must initially be credited to the Employee through a foreign currency account opened in the Employee’s name at an authorized bank in Russia. After the funds are initially received in Russia, they may be further remitted to a foreign bank subject to the following limitations: (i) the foreign account may be opened only for individuals; (ii) the foreign account may not be used for business activities; (iii) the Russian authorities must be given notice of the opening/closing of each foreign account within one month of the account opening/closing; and (iv) the Russian tax authorities must be given notice of the account balances of such foreign accounts as of the beginning of each calendar year. The Employee is encouraged to contact the Employee’s personal advisor before remitting proceeds from participation in the Plan to Russia as exchange control requirements may change.

Securities Law Information. The Agreement, including Appendix A and Appendix B, the Plan and all other materials that the Employee may receive regarding participation in the Plan do not constitute advertising or an offering of securities in Russia. The issuance of securities pursuant to the Plan has not and will not be registered in Russia; hence, the securities described in any Plan-related documents may not be used for offering or public circulation in Russia.

When the Employee acquires Shares upon vesting, the Shares will be held for the Employee in a U.S. brokerage account. The Employee will not be permitted to request share certificates and hold the certificates in Russia. The Employee may sell his or her Shares on a U.S. stock market, but is not permitted to sell shares in the Company directly to other Russian individuals.

Labor Law Information. If the Employee continues to hold Shares after an involuntary termination of the Employee’s employment, the Employee will not be eligible to receive unemployment benefits in Russia.

Singapore

Securities Law Information. The Restricted Stock Units are being granted pursuant to the “Qualifying Person” exemption under section 273(1)(f) of the Singapore Securities and Futures Act (Chapter 289, 2006 Ed.) (“SFA”). The Plan has not been lodged or registered as a prospectus with the Monetary Authority of Singapore. The Employee should note that such Restricted Stock Units are subject to section 257 of the SFA and the Employee will not be able to make any subsequent sale in Singapore, or any offer of such subsequent sale of the Shares underlying the Restricted Stock Units unless such sale or offer in Singapore is made pursuant to the exemptions under Part XIII Division (1) Subdivision (4) (other than section 280) of the SFA (Chapter 289, 2006 Ed.).

Director Notification. If the Employee is a director, associate director or shadow director of a Singapore Subsidiary or affiliate of the Company, the Employee is subject to certain notification requirements under the Singapore Companies Act. Among these requirements is an obligation to notify the Singapore Subsidiary or affiliate in writing when the Employee receives an interest (e.g., Restricted Stock Units) in the Company or any related companies. In addition, the Employee must notify the Singapore Subsidiary or affiliate when the Employee sells Shares of the Company or any related company (including when the Employee sells Shares acquired under the Plan). These notifications must be made within two days of acquiring or disposing of any interest in the Company or any related company. In addition, a notification must be made of the Employee’s interests in the Company or any related company within two days of becoming a director, associate director or shadow director.

Insider Trading Restrictions. The Employee should be aware of the Singapore insider trading rules, which may impact the acquisition or disposal of the Shares received pursuant to the Plan. Under the Singapore insider trading rules, the Employee is prohibited from selling Shares of the Company when he or she is in possession of information which is not generally available and which he or she knows or should know will have a material effect on the price of the Shares once such information is generally available.

Spain

Labor Law Information. In accepting the award, the Employee acknowledges that he or she consents to participation in the Plan and has received a copy of the Plan. The Employee understands that the Company has unilaterally, gratuitously and discretionally decided to grant Restricted Stock Units under the Plan to individuals who may be employees of the Company or its Subsidiaries or affiliates throughout the world. The decision is a limited decision that is entered into upon the express assumption and condition that any award will not economically or otherwise bind the Company or any of its Subsidiaries or affiliates on an ongoing basis. Consequently, the Employee understands that the Restricted Stock Units are granted on the assumption and condition that the Restricted Stock Units or the Shares acquired pursuant to the Restricted Stock Units shall not become a part of any employment contract (either with the Company or any of its Subsidiaries or affiliates) and shall not be considered a mandatory benefit, salary for any purposes (including severance compensation) or any other right whatsoever. In addition, the Employee understands that this award would not be made to the Employee but for the assumptions and conditions referred to above; thus, the Employee acknowledges and freely accepts that should any or all of the assumptions be mistaken or should any of the conditions not be met for any reason, then this award shall be null and void.

Unless otherwise provided by the Plan, the Employee understands and agrees that the termination of the Employee’s employment for any reason will automatically result in the forfeiture of unvested Restricted Stock Units in accordance with the provisions of the Plan and the Agreement. In particular, the Employee understands and agrees that, unless otherwise expressly provided for by the Company, vesting of the Restricted Stock Units will end if the Employee terminates employment by reason of, including, but not limited to: resignation, retirement, disciplinary dismissal adjudged to be with cause, disciplinary dismissal adjudged or recognized to be without cause, individual or collective layoff on objective grounds, whether adjudged to be with cause or adjudged or recognized to be without cause, material modification of the terms of employment under Article 41 of the Workers’ Statute, relocation under Article 40 of the Workers’ Statute, Article 50 of the Workers’ Statute, unilateral withdrawal by the Employer, and under Article 10.3 of Royal Decree 1382/1985.

Exchange Control Information. If the Employee acquires Shares under the Plan, the Employee must declare the acquisition to the Direccion General de Comercio e Inversiones (the “DGCI”). If the Employee acquires the Shares through the use of a Spanish financial institution, the institution will make the declaration to the DGCI for the Employee; otherwise, the Employee is required to make the declaration by filing a D-6 Form. The Employee must also declare ownership of any Shares with the DGCI every January while the Shares are owned.

When receiving foreign currency payments exceeding €50,000 derived from the ownership of Shares (i.e., sale proceeds or dividends), the Employee must inform the financial institution receiving the payment of the basis upon which such payment is made. The Employee will need to provide the institution with the following information: (i) the Employee’s name, address, and fiscal identification number; (ii) the name and corporate domicile of the Company; (iii) the amount of the payment and the currency used; (iv) the country of origin; (v) the reasons for the payment; and (vi) further information that may be required.

Securities Law Information. The Restricted Stock Units and the Shares described in the Agreement do not qualify under Spanish regulations as securities. No “offer of securities to the public,” as defined under Spanish law, has taken place or will take place in the Spanish territory. The Agreement has not been nor will it be registered with the Comisión Nacional del Mercado de Valores, and does not constitute a public offering prospectus.

Sweden

There are no country-specific terms and conditions.

Switzerland

Securities Law Information. The offer is considered a private offering in Switzerland and is therefore not subject to registration in Switzerland.

United Kingdom

Withholding of Taxes. This provision supplements Section 8 of the Agreement:

If payment or withholding of the income tax due is not made within ninety (90) days of the event giving rise to the income tax or such other period specified in Section 222(1)(c) of the U.K. Income Tax (Earnings and Pensions) Act 2003 (the “Due Date”), the amount of any uncollected income tax shall constitute a loan owed by the Employee to the Employer, effective as of the Due Date. The Employee agrees that the loan will bear interest at the then-current official rate of Her Majesty’s Revenue & Customs (“HMRC”), it shall be immediately due and repayable, and the Company or the Employer may recover it at any time thereafter by any of the means referred to in Section 8 of the Agreement. Notwithstanding the foregoing, if the Employee is a director or executive officer of the Company (within the meaning of Section 13(k) of the U.S. Securities and Exchange Act of 1934, as amended), he or she shall not be eligible for a loan from the Company to cover the income tax. In the event that the Employee is a director or executive officer and income tax is not collected from or paid by him or her by the Due Date, the amount of any uncollected income tax will constitute a benefit to the Employee on which additional income tax and national insurance contributions (“NICs”) will be payable. The Employee will be responsible for reporting and paying any income tax due on this additional benefit directly to HMRC under the self-assessment regime and for reimbursing the Company or the Employer (as applicable) the value of the employee and employer NICs due on this additional benefit.